Exhibit 99.1
Dendreon Announces Exercise and Closing of Overallotment Option
— Proceeds to Dendreon of $607.6 Million —
(SEATTLE) February 3, 2011—Dendreon Corporation (NASDAQ: DNDN) today announced that the underwriter in its previously announced public offering of 2.875% convertible senior notes due January 15, 2016 (the “Notes”) exercised and closed on its overallotment option in full to purchase an additional $80 million aggregate principal amount of Notes. The sale of the Notes, including the exercise of the overallotment option, resulted in net proceeds to Dendreon of approximately $607.2 million after deducting underwriting fees and estimated offering expenses that are payable by Dendreon.
The offering of the Notes was led by J.P. Morgan Securities LLC. The offering of the Notes is made only by means of a prospectus and final prospectus supplement to Dendreon’s effective shelf registration statement filed with the SEC on December 8, 2009, as amended. Printed copies of the prospectus supplement relating to this offering may be obtained by requesting copies from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling 1-866-803-9204.
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.
This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including the current market demand for these types of securities, and the securities of Dendreon and the negotiations between Dendreon and the underwriter due to changes in the price of the Common Stock, corporate or other market conditions. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the Notes offering are described in detail in the prospectus supplement, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Dendreon undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.
Contact Information:
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com